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                                                                   EXHIBIT 10.5


                        INCENTIVE STOCK OPTION AGREEMENT

         THIS AGREEMENT ("Agreement"), entered into as of the Grant Date (as defined in paragraph 1), by and between the Participant and PRIVATE BUSINESS, INC., a Tennessee corporation (the "Company").

                                  WITNESSETH:

         WHEREAS, the Company maintains the Private Business, Inc. 2004 Equity Incentive Plan (the "Plan"), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the "Committee") to receive an Incentive Stock Option under the Plan;

         NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

         1. TERMS OF AWARD. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1.

                  (a)      The "Participant" is Henry M. Baroco.

                  (b)      The "Grant Date" is August 4, 2004.

                  (c) The "Covered Shares" are shares covered by this award and the number of Covered Shares shall be 100,000 shares of Stock.

                  (d)      The "Exercise Price" is $1.83 per share.

         Other terms used in this Agreement are defined pursuant to paragraph 10 or elsewhere in this Agreement.

         2. AWARD AND EXERCISE PRICE. This Agreement specifies the terms of the option (the "Option") granted to the Participant to purchase the number of Covered Shares of Stock at the Exercise Price per share as set forth in paragraph 1. The Option is intended to constitute an "incentive stock option" as that term is used in section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under all plans of the Company and its Subsidiaries exceeds $100,000, the options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options. It should be understood that there is no assurance that the Option will, in fact, be treated as an Incentive Stock Option.

         3. DATE OF EXERCISE. The Option granted hereunder may become exercisable according to the following provisions:


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                  (a)      Vesting. Subject to the limitations of this
Agreement, all of the Covered Shares granted pursuant to this Option shall be exercisable on the Seventh Anniversary of the Grant Date; provided, however, that on each of the first five anniversaries of this Agreement, 20,000 of the Covered Shares (an "Installment") shall vest if (but only if) the Company achieves pre-determined profitability levels, as established by the Company's Board of Directors in its sole discretion, sufficient to result in Participant receiving a bonus for the applicable year equal to at least 100% of his annual base salary as set forth in Participant's Employment Agreement with the Company.

                  (b) Change in Control. Vesting of the Covered Shares shall not be accelerated upon a Change in Control (as defined in the Plan), and the Company shall cause any successor to the Company in a Change in Control transaction to assume the Company's obligations hereunder.

                  (c) Prohibitions on Vesting After Termination. The Option, nor any part of it, shall become ??????? otherwise applicable Vesting Date if the Participant's Date of Termination (as defined in paragraph 10) ??????? such Vesting Date.

                  (d) Exercise After Termination. The Option may be exercised on or after the Date of Termination only as to that portion of the Covered Shares as to which it was exercisable immediately prior to the Date of Termination.

NOTICE TO PARTICIPANT: Under Federal income tax rules in effect on the Grant Date, the exercise of this Option will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of the Company or a Subsidiary (as defined in the Plan) during the period beginning on the Date of Grant and ending on the date three months prior to the date of exercise (or one year prior to the date of exercise if the Participant is deceased or disabled). If the Option is exercised after that date, it will not be considered an Incentive Stock Option and the exercise will generally result in recognition of taxable income. The Participant is advised to obtain tax advice regarding the exercise of the Option and sale of the Stock.

         4. EXPIRATION. The Option shall not be exercisable after the Company's close of business on the last business day that occurs prior to the Expiration Date. The "Expiration Date" shall be earliest to occur of:

                  (a)      the ten-year anniversary of the Grant Date;

                  (b) if the Participant's Date of Termination occurs by reason of death or Disability, the one-year anniversary of such Date of Termination; or

                  (c) if the Participant's Date of Termination occurs for reasons other than death or Disability, the 90-day anniversary of such Date of Termination.


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         5.       METHOD OF OPTION EXERCISE. Subject to the terms of this
Agreement and the Plan, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Company's close of business on the last business day that occurs prior to the Expiration Date. Such notice shall specify the number of Covered Shares which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant's election. Payment shall be by cash or by check payable to the Company.

         6. NO EXERCISE IN VIOLATION OF LAW. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded. If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules and regulations. In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

         7. WITHHOLDING. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan.

         8. TRANSFERABILITY. The Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant's life, may be exercised only by the Participant.

         9. DETRIMENTAL ACTIVITY. The Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict this Option at any time if it is reasonably determined that the Participant is not in compliance with all applicable provisions of this Agreement and the Plan, or if the Participant engages in Detrimental Activity. Upon exercise of this Option, the Participant shall certify in a manner that is acceptable to the Company that he or she is not engaged in Detrimental Activity or in violation of this Agreement or the Plan. If the Participant engages in Detrimental Activity at any time, the Company shall have all the rights set forth in Section 8 of the Plan.

         10. DEFINITIONS. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

                  (a) Change in Control. The term "Change in Control" shall have the meaning set forth in Section 2.2 of the Plan.

                  (b) Date of Termination. The Participant's "Date of Termination" shall be the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant's employment shall not be considered terminated while the


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Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant's employer. If, as a result of a sale or other transaction, the Participant's employer ceases to be a Subsidiary (and the Participant's employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant's Date of Termination caused by the Participant being discharged by the employer.

                  (c) Detrimental Activity. The term "Detrimental Activity" shall have the meaning set forth in Section 2.6 of the Plan.

                  (d) Disability. Except as otherwise provided by the Committee, the Participant shall be considered to have a "Disability" during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

                  (e) Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

         11. HEIRS AND SUCCESSORS. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant's death, such rights shall be exercisable by the legal representative of the estate of the Participant.

         12. ADMINISTRATION. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

         13. PLAN GOVERNS. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

         14. NOT AN EMPLOYMENT CONTRACT. The Option will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.


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         15.      NOTICES. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant's address indicated by the Company's records, or if to the Company, at the Company's principal executive office.

         16. FRACTIONAL SHARES. In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to paragraph 4.2(e) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

         17. NO RIGHTS AS SHAREHOLDER. The Participant shall not have any rights of a shareholder with respect to the shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.

         18. AMENDMENT. This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person.

         19. SHAREHOLDER APPROVAL. This Agreement and the Options granted hereunder are contingent on the Plan's approval by the Shareholders within twelve months before or after the date the Plan is adopted by the Board. If the Plan is not so approved, this Agreement and the Options granted hereunder shall be void and without effect.


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         IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.


                                        PARTICIPANT:

                                        /s/ Henry M. Baroco
                                        ---------------------------------------
                                        HENRY M. BAROCO


                                        PRIVATE BUSINESS, INC.

                                        By: /s/ Gerard M. Hayden, Jr.
                                            -----------------------------------
                                        Its: Chief Financial Officer
                                             ----------------------------------


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